Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-141425 on Form S-3 and 333-63144, 333-121364 and 333-142724 on Forms S-8 of our reports dated February 28, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Northeast Utilities as of December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, as of January 1, 2007) and the related consolidated financial statement schedules appearing in and incorporated by reference in the Annual Report on Form 10-K of Northeast Utilities for the year ended December 31, 2007.

We consent to the incorporation by reference in Registration Statement No. 333-141425 on Form S-3 of our reports dated February 28, 2008, relating to the consolidated financial statements of The Connecticut Light and Power Company, Public Service Company of New Hampshire, and Western Massachusetts Electric Company (which reports express unqualified opinions and include explanatory paragraphs regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, as of January 1, 2007) and the related consolidated financial statement schedules appearing in and incorporated by reference in the Annual Report on Forms 10-K of The Connecticut Light and Power Company, Public Service Company of New Hampshire, and Western Massachusetts Electric Company for the year ended December 31, 2007.

/s/	Deloitte & Touche LLP
Deloitte & Touche LLP

Hartford, Connecticut
February 28, 2008